                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)



                              STERLING WEST BANCORP
                                (Name of Issuer)




                                  COMMON STOCK
                         (Title of Class of Securities)



                                    859728107
                                 (CUSIP Number)






       Check the following box if a fee is being paid with this statement

                                      [ ]


(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)


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CUSIP NO. 859728107                    SCHEDULE 13G            PAGE 1 OF 3 PAGES

--------------------------------------------------------------------------------

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Timothy H. Behunin
               ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
               N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                       107,854
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               107,854
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               6.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
               IN
          ---------------------------------------------------------------------













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ITEM 1.

        (a)    Name of Issuer:

                      Sterling West Bancorp

        (b)    Address of Issuer's Principal Executive Offices:

                      3287 Wilshire Boulevard
                      Los Angeles, CA  90010

ITEM 2.

        (a)    Name of Person Filing:

                      Timothy G. Behunin

        (b) Address of Principal Business Office or, if none, residence:

                      3287 Wilshire Boulevard
                      Los Angeles, CA  90010

        (c)    Citizenship:

                      USA

        (d) Title of Class of Securities:

                      Common Stock

        (e) CUSIP Number:

                      859728107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A :

                      Not Applicable

        (a)    ____ Broker or Dealer registered under Section 15 of the Act

        (b)    ____ Bank as defined in section 3(a) (6) of the Act

        (c)    ____ Insurance Company as defined in section 3(a) (19) of the Act

        (d)    ____ Investment Company registered under section 8 of the
                    Investment Company Act

        (e)    ____ Investment Advisor registered under section 203 of the
                    Investment Advisers Act of 1940

        (f)    ____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see @240.13d-1 (b) (1) (ii)

        (g)    ____ Parent Holding Company, in accordance with @240.13d-1 (b)
                    (ii) (G) (Note: See Item 7)

        (h)    ____ Group, in accordance with @240.13d-1 (b) (ii) (H)



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ITEM 4.  OWNERSHIP

        (a)    Amount Beneficiary Owned

                      Shares owned at December 31, 1997                 107,854
                      Right to acquire at December 31, 1997                 -0-
                      Total beneficially owned at December 31, 1997     107,854

        (b)    Percent of Class                                            6.3%

        (c)   Number of shares as to which such person has:
                       (i) sole power to vote or direct the vote
                      (ii) shared power to vote or direct the vote      107,854
                     (iii) sole power to dispose or to direct the
                           disposition of
                      (iv) shared power to dispose or to direct the
                           disposition of

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ____.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable

ITEM 10.       CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 5, 1998
                                        ----------------------------------------
                                        Date


                                        ----------------------------------------
                                        Signature


                                        Timothy Behunin, President,
                                        Behunin Construction Company,
                                        General_Partner, Del Rey Properties
                                        ----------------------------------------
                                        Name/Title